EXHIBIT 99.1

THURSDAY FEBRUARY 8, 7:01 AM EASTERN TIME
PRESS RELEASE

         BIOPOOL INTERNATIONAL/XTRANA ANNOUNCES FDA CLEARANCE TO MARKET
                       NEW MINIQUANT D-DIMER ASSAY SYSTEM

     VENTURA, Calif. - (BW HealthWire) - Feb. 8, 2001 - Biopool International Inc./Xtrana (OTCBB:BIPL - NEWS) today announced that the Company has received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market its new MiniQuant(TM) D-dimer Assay System.

     Designed for optimal sensitivity and broad assay range, the MiniQuant(TM) D-dimer Assay System is a rapid, quantitative method for determining D-dimer containing fragments in plasma. Elevated levels of D-dimer are found in such clinical conditions as deep vein thrombosis (DVT), pulmonary embolism (PE), and disseminated intravascular coagulation (DIC).

     DVT is a potentially fatal condition in which blood clots form in the lower extremities. According to a recent statement from the Council on Thrombosis of the American Heart Association:

         "DVT is a common but elusive illness that can result in suffering and death if not recognized and treated effectively. DVT occurs in about 2 million Americans each year. Death can occur when the venous thrombi break off and form pulmonary emboli that pass to and obstruct the arteries of the lungs.
         . . . It is estimated that each year 600,000 patients develop PE and that 60,000 die of this complication."

     Recent studies have confirmed the importance of D-dimer testing and, in particular, the effectiveness of Biopool's first generation assay, Minutex(R) D-dimer, in evaluating patients with thrombotic disorders such as DVT and PE. In fact, D-dimer has proven to be one of the best in vitro diagnostic markers for the exclusion of DVT and PE. D-dimer assays, therefore, provide the potential to avoid complex, expensive, often painful, and potentially hazardous additional testing for many patients with suspected DVT or PE.

     The MiniQuant(TM) D-dimer Assay System includes Biopool's MiniQuant(TM) latex agglutination reagent and the Company's MiniQuant(TM)-1, a compact, hand-held, two-channel LED photo-optical detection instrument suitable for both routine and emergency testing. The assay system is configured to provide quantitative results to yield even more useful diagnostic data than provided by the Company's Minutex(R) D-dimer assay. In each of the


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last three years,  Biopool's  Minutex(R)  D-dimer  assay has been the  Company's largest selling hemostasis product.

     Patrick J. O'Leary, Ph.D., vice president and general manager of Biopool International/Xtrana, commented, "The MiniQuant(TM) D-dimer Assay System represents a very significant addition to our hemostasis product line and our first venture in being able to provide our customers with an all-inclusive assay system. We believe this new test system more than aptly addresses our commitment to provide our customers with new, innovative formats of this important diagnostic test while, at the same time, addressing the rapidly growing global market for these tests, which is currently estimated to exceed $50 million. It is particularly notable that the ease of use of the MiniQuant(TM) Assay System and its ability to provide rapid quantitative results has the potential to offer significant reductions in hospitalization costs and avoid unnecessary invasive procedures. The MiniQuant(TM) D-dimer Assay System is currently in inventory and ready for sale."

     Founded in 1987, Biopool International develops, manufactures and markets a full range of test kits to assess and diagnose disorders of blood coagulation, thrombotic risk factors, fibrinolysis, platelet function and the vascular system. Effective with the Company's merger with Xtrana, the Company also develops nucleic acid-based tests for use in drug discovery, detection of environmental and food contaminants, forensics and identity testing, human and animal diseases, genetic predisposition to disease and other applications. To learn more about Biopool International and Xtrana, visit their Web sites at WWW.BIOPOOL.COM and www.xtrana.com.

NOTE: This news release contains forward-looking statements, which are based upon current expectations that involve a number of risks and uncertainties including, but not limited to, technological innovations of competitors, changes in health care regulations, litigation claims, foreign currency fluctuation, product acceptance or changes in government regulation of the Company's products, as well as other factors discussed in the Company's last Report on Form 10-K-SB under "Risk Factors."

CONTACT:

     Biopool International
     Timothy J. Dahltorp, 303/474-2133
      (Chief Operating Officer)
                    or
     Carol Hill, 805/654-0643
      (Corporate Communications)


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